As filed with the Securities and Exchange Commission on June 30, 2010

Registration No. 333-165522

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT #4

ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIANLI AGRITECH, INC.

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	0200	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite F, 23rd Floor Building B, Jiangjing Mansion 228 Yanjiang Ave. Jiangan District, Wuhan City Hubei Province, China 430010 (+86) 27 8274 0726	CT Corporation System 111 Eighth Avenue New York, New York 10011 (800) 624-0909
(Address, including zip code, and telephone number, including area code, of principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradley A. Haneberg, Esq.

Anthony W. Basch, Esq.

Kaufman & Canoles, P.C.

Three James Center, 1051 East Cary Street, 12th Floor

Richmond, Virginia 23219

(804) 771-5700 – telephone

(804) 771-5777 – facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities Exchange Commission registration fee	$958
FINRA filing fee	$1,844
NASDAQ listing fee	$125,000
Legal fees and expenses for Chinese counsel*	$88,000
Legal fees and expenses for British Virgin Islands counsel*	$10,000
Legal fees and expenses for U.S. counsel*	$200,000
Accounting fees and expenses*	$120,000
Printing fees*	$30,000
Miscellaneous*	$9,198

Total	$585,000

Item 14.	Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the memorandum and articles of association of the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

The Placement Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

In the past three years, we issued 8,125,000 shares in the aggregate to twenty-three shareholders upon the reorganization of our company, in transactions that were not required to be registered under the Securities Act of 1933 (of these 8,125,000 shares, up to 1,000,000, assuming a maximum offering, will be held in escrow). All issuances of common shares to these shareholders were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. In addition, the issuance of 7,561,250 shares to our founders were deemed not to fall within Section 5 under the Securities Act and to be further exempt under Rule 901 and 903(b)(1) of Regulation S by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

In particular, we issued 7,561,250 shares to 16 shareholders who are our company’s founders and original shareholders upon completion of the reorganization on December 30, 2009 in transactions that are exempt under both Section 4(2) of the Securities Act as transactions not involving any public offering and Rule 901 and 903(b)(1) of Regulation S.

We also issued 35,333 shares to 3 shareholders in November 2009 in return for cash payments of $105,999. These issuances were made in reliance on Section 4(2) of the Securities Act as transactions not involving any public offering.

Finally, in November and December 2009, we issued, in the aggregate, 528,417 shares to four shareholders in return for certain consulting services in transactions that are exempt under Section 4(2) of the Securities Act as transactions not involving any public offering.

All recipients either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. There were no underwriters employed in connection with any of the transactions set forth above.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document

1.1	Form of Placement Agreement (1)

3(i).1	Amended and Restated Articles of Association of the Registrant (1)

3(ii).1	Amended and Restated Memorandum of Association of the Registrant (1)

4.1	Specimen Share Certificate (2)

4.2	Form of Placement Agent Warrant (included in Ex. 10.1) (1)

5.1	Opinion of Kaufman & Canoles, P.C., Virginia counsel (2)

5.2	Opinion of Kaufman & Canoles, P.C., British Virgin Islands counsel (2)

10.1	Form of Placement Agent Warrant Agreement (1)

10.2	Translation of Entrusted Management Agreement for Fengze (1)

10.3	Translation of Shareholder Voting Proxy Agreement for Fengze (1)

10.4	Translation of Pledge of Equity Interest Agreement for Fengze (1)

10.5	Translation of Exclusive Option Agreement for Fengze (1)

10.6	Form of Share Incentive Plan (1)

10.7	Form of Lock-Up Agreement (1)

10.8	Translation of Employment Agreement between Registrant and Ms. Hanying Li, Chief Executive Officer of the Registrant (1)

10.9	Translation of Employment Agreement between Registrant and Mr. Bihong Zhang, Chief Financial Officer of the Registrant (1)

10.10	Form of Make-Good Escrow Agreement (1)

10.11	Translation of Land Lease Contract – Zhulin (1)

10.12	Translation of Land Lease Contract – Fengze (1)

10.13	Translation of Land Lease Contract – Jinmu (1)

10.14	Translation of Side Agreement Related to Land Lease Contract – Jinmu (1)

10.15	Translation of Land Lease Contract – Tianjian (1)

10.16	Translation of Side Agreement Related to Land Lease Contract – Tianjin (1)

10.17	Translation of Land Lease Contract – Nanyan (1)

10.18	Translation of Side Agreement Related to Land Lease Contract – Nanyan (1)

10.19	Translation of Land Lease Contract – Mingxiang (1)

10.20	Translation of Side Agreement Related to Land Lease Contract – Mingxiang (1)

10.21	Translation of Land Lease Contract – Huajian A & B (1)

10.22	Translation of Side Agreement Related to Land Lease Contract – Huajian A & B (1)

10.23	Translation of Feed Sale Agreements (1)

10.24	Translation of Land Use Rights Transfer Agreement- Qingsonggang (1)

10.25	Summary of terms of Demand Note with Hanying Li (1)

21.1	Subsidiaries and Affiliate of the Registrant (1)

23.1	Consent of Sherb & Co., LLP (1)

23.2	Consent of Kaufman & Canoles, Virginia counsel (included in Exhibit 5.1) (2)

23.3	Consent of Kaufman & Canoles, British Virgin Islands counsel (included in Exhibit 5.2) (2)

23.4	Consent of Kai Tong Law Firm (included in Exhibit 99.1) (2)

24.1	Power of Attorney (included at page II-6) (1)

99.1	Opinion of Kai Tong Law Firm (2)

99.2	Code of Business Conduct and Ethics (1)

(1)	Previously filed.
(2)	Filed herewith.

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

The Registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d)	to file a post-effective amendment to include any financial statements required by Form 10-K at the start of any delayed offering or throughout a continuous offering.

(e)	that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)	that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(g)	that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	any other communication that is an offer in the offering made by the Registrant to the purchaser.

(h)	to provide to the Placement Agent at the closing specified in the placement agent agreements, certificates in such denominations and registered in such names as required by the Placement Agent to permit prompt delivery to each purchaser.

(i)	that, for purposes of determining any liability under the Securities Act of 1933,

(i)	the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on June 30, 2010.

TIANLI AGRITECH, INC.

By:	/s/ HANYING LI
Name:	Hanying Li
Title:	Chief Executive Officer
(Principal Executive Officer)

Date: June 30, 2010

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ HANYING LI Hanying Li	Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2010

/s/ BIHONG ZHANG Bihong Zhang	Chief Financial Officer and Director (Principal Accounting and Financial Officer)	June 30, 2010

/s/ YOUHANG PENG Youhang Peng	Director and Authorized Representative in the United States	June 30, 2010

* Guoping Wang	Director	June 30, 2010

* Changxin Wu	Director	June 30, 2010

* Jishan Hu	Director	June 30, 2010

* Benyan Li	Director	June 30, 2010

* By:	/s/ HANYING LI
Hanying Li
Attorney-in-Fact